Exhibit 99.1

Centene Announces Overwhelming Shareholder Approval of Merger with Health Net

Transaction on Track to Close in Early 2016

ST. LOUIS, October 23, 2015 – Centene Corporation (NYSE: CNC) announced that, at a special meeting of shareholders held today in St. Louis, Centene shareholders voted overwhelmingly to approve the issuance of Centene common stock to shareholders of Health Net, Inc. (NYSE: HNT) in connection with Centene’s pending merger with Health Net. The final results indicate that 99% of the shares voting at the special meeting voted in favor of the proposal, representing 85% of all outstanding shares. In a separate item, Centene shareholders approved an amendment to Centene’s certificate of incorporation to increase the number of authorized shares of Centene common stock from 200 million to 400 million.

Separately today, Health Net announced that its shareholders voted overwhelmingly to approve the transaction with Centene at a special meeting of Health Net shareholders.

Michael F. Neidorff, Centene’s Chairman, President and Chief Executive Officer, said, “We appreciate the mandate of our investors and their overwhelming support of the merger of Centene and Health Net, which we believe will benefit shareholders, members, providers and key stakeholders of both companies. The addition of Health Net’s business will provide us with critical mass, increase our capabilities and broaden the diversity of our offerings and geographic reach. Through our integration planning efforts, we have even greater enthusiasm about this transaction and our ability to drive long-term and sustainable growth as one company. We look forward to working with Health Net to complete this transaction.”

As previously announced on July 2, 2015, the combination of Centene and Health Net will create a leading diversified multi-national healthcare enterprise, extending Centene’s offerings in government programs, including Medicare Advantage and programs offered through contracts with the U.S. Department of Defense and U.S. Department of Veterans Affairs, as well as the commercial exchanges. Under the terms of the agreement, Centene will acquire all of the shares of Health Net in a cash and stock transaction valued at approximately $6.8 billion (based on Centene’s closing stock price on July 1, 2015), including the assumption of approximately $500 million of debt. Health Net shareholders will receive 0.622 shares of Centene common stock and $28.25 in cash for each share of Health Net common stock. Upon completion of the transaction, Centene shareholders will own approximately 71% of the combined entity, with Health Net shareholders owning approximately 29%.

Centene and Health Net received early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on August 12, 2015. Centene and Health Net continue to expect that the transaction will close in early 2016, subject to approvals by relevant state insurance and health care regulators and satisfaction of other customary closing conditions.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government-sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

For more information about Centene Corporation, please visit Centene’s website at www.centene.com.

Forward Looking Statements

This material may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene, Health Net and the combined businesses of Centene and Health Net and certain plans and objectives of Centene and Health Net with respect thereto, including the expected benefits of the proposed merger. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the expected closing date of the transaction; the possibility that the expected synergies and value creation from the proposed merger will not be realized, or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions or political conditions; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder; provider and state contract changes; the outcome of pending legal or regulatory proceedings; reduction in provider payments by governmental payors; the expiration or termination of Centene’s or Health Net’s Medicare or Medicaid managed care contracts with federal or state governments; tax matters; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; the risk that financing for the transaction may not be available on favorable terms; and risks and uncertainties discussed in the reports that Centene and Health Net have filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements reflect Centene’s and Health Net’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene and Health Net in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Centene’s and Health Net’s plans with respect to the proposed merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this announcement. Neither Centene nor Health Net assumes any obligation to update the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus, as it may be amended, that is included in the Registration Statement on Form S-4 that has been filed with the SEC on September 21, 2015 in connection with the merger. A further list and description of risks and uncertainties can be found in Centene’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its reports on Form 10-Q and Form 8-K as well as in Health Net’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its reports on Form 10-Q and Form 8-K.

Additional Information and Where to Find It

The proposed merger transaction involving Centene and Health Net was approved by the respective stockholders of Centene and Health Net. In connection with the proposed merger, Centene prepared a registration statement on Form S-4 that included a joint proxy statement/prospectus for the stockholders of Centene and Health Net filed with the SEC on September 21, 2015. The registration statement has been declared effective by the SEC. Each of Centene and Health Net have mailed the definitive joint proxy statement/prospectus to their respective stockholders and, at the appropriate time, will file other documents regarding the merger with the SEC. Centene and Health Net urge investors and stockholders to read the definitive joint proxy statement/prospectus, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders may receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC’s web site, http://www.sec.gov. These documents can also be obtained free of charge from Centene upon written request to the Investor Relations Department, Centene Plaza 7700 Forsyth Blvd. St. Louis, MO 63105, (314) 725-4477 or from Centene’s website, http://www.centene.com/investors/, or from Health Net upon written request to the Investor Relations Department, Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367, (800) 291-6911, or from Health Net’s website, www.healthnet.com/InvestorRelations.